Exhibit 3(ii)

[State Treasurer Stamp]
FILED
March 14, 2005
STATE TREASURER

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
NATIONAL FUEL GAS COMPANY

Dated: March 14, 2005

        The undersigned corporation, National Fuel Gas Company, having adopted an amendment to its Restated Certificate of Incorporation pursuant to N.J.S. 14A:9-2(4), hereby certifies as follows:

        1.            Name.    The name of the corporation is NATIONAL FUEL GAS COMPANY (the “Corporation”).

        2.            Amendment.    The Restated Certificate of Incorporation of the Corporation is amended by amending and restating Article EIGHTH, Required Vote on Certain Actions, to read in its entirety as follows:

The following actions approved by the Board of Directors shall, if shareholder approval is required by the New Jersey Business Corporation Act, be adopted upon receiving the affirmative vote of a majority of votes cast by the holders of shares of the corporation entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, a majority of the votes cast in each such class vote:

(1)	amendments to the Certificate of Incorporation (including restatements);

(2)	a plan of merger or consolidation;

(3)	a sale, lease, exchange or other disposition of all, or substantially all, the assets of the corporation otherwise than in the usual and regular course of business; and

(4)	dissolution.

Notwithstanding any other provision hereof or the By-Laws of this corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of this corporation), the approval of at least three-fourths of the entire Board of Directors or, in the event that the Board of Directors consists of directors elected by the holders of shares of Preferred Stock, the approval of a majority of the entire Board of Directors shall be required before any proposal to amend, alter, change, repeal or adopt any provision inconsistent with Article FIFTH, Article SIXTH or this paragraph of Article EIGHTH of this Certificate of Incorporation, may be submitted to a vote at a meeting of stockholders.

        3.            Date of Shareholder Adoption.    The date of adoption of this Amendment by the shareholders of the Corporation was February 17, 2005.

        4.            Shares Entitled to Vote.    The number of shares of the Corporation entitled to vote on the Amendment was 83,189,636 shares of common stock, par value $1.00 per share.

        5.            Vote on Amendment.    The number of shares voted for and against the Amendment were as follows:

FOR AGAINST	-- --	34,770,816 Common Shares 21,582,111 Common Shares

        6.    Effective Date.    The Amendment shall become effective on the date of filing.

        IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate to be executed on its behalf by its duly authorized officer as of the date first above written.

NATIONAL FUEL GAS COMPANY By: /s/ P. C. Ackerman Name: P. C. Ackerman Title: Chairman of the Board, President and Chief Executive Officer